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EXHIBIT (21)
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SUBSIDIARY                              STATE OF COUNTRY OF INCORPORATION
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Western Capital Corporation                          Nebraska
Iowa Mold Tooling Co., Inc.                          Iowa
IMT Cranes Canada, Ltd.                              Canada
Industrial Powder Coatings, Inc.                     Ohio
Cast-Matic Corporation                               Michigan
South Coast Terminals, Inc.                          Texas
Transnational Indemnity Company                      Vermont
Wagner Castings Company                              Delaware
Wagner Havana, Inc.                                  Delaware
Wagner Laser Corporation                             Delaware
Zap Investment Co.                                   Illinois
Frisby P.M.C., Inc.                                  Illinois





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